Inuvo, Inc.
First Quarter 2017 Conference Call
May 4, 2017

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2017 First Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo first quarter 2017shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on the swift integration of the NetSeer business and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Valter, and thanks everyone for joining us today. We had a very busy first quarter following the acquisition of NetSeer in February. We’ve been working very hard to get to this point in our business and are very bullish about our prospects for the future. Later, on this call, I’m going to spend more time than I have historically connecting the dots of our go-forward strategy post the recent acquisition.

We had an Adjusted EBITDA loss of $663,000 dollars in the first quarter. This was very close to what we had expected based on our financial modeling of the NetSeer business prior to its integration. We’ve made tremendous progress incorporating the business into INUV and have numerous additional cost savings still available. Realizing these cost savings depends upon expiring contractual obligations, establishing new contracts and the physical moving of equipment and offices

An excellent expense reduction example involves the consolidation of DataCenters where we expect to realize up to $50,000 dollars per month in potential savings. In this case, our plan trims three DataCenters down to two, one in Little Rock and another backup center in California. We expect to be able to begin benefiting from this consolidation in June, with most of the benefit kicking in between August and December.

Our success depends on our ability to find patterns within data and these DataCenters are key to our ability to do that efficiently. The amount of data we deal with is staggering, we currently store more than 6-Petabytes of information. We currently process over 200,000 transactions per second in those DataCenters, which means over 16 billion times a day we interrogate opportunities where we could show our ads. This is data we use to make smarter decisions about which, when, where and how we show our ads.

We delivered $17.2 million in revenue in the first quarter. As we have discussed in the past, we typically experience demand side weakness in Q1 due to declines in advertiser budgets following the holidays.

As a reminder, we did have uncharacteristic fluctuations in demand last year that shifted what has traditionally been a January to April decline in demand to a March through May decline. This resulted in a higher Q1 and a lower Q2 in 2016 and explains in part why Q1 2016, was comparably high at $18.7 million.

We also lowered marketing expenses in Q1, resulting in lower advertising revenue supplied through the websites we own. That revenue decline was partially offset by 2 months of revenue from the acquisition.

Given the irregularity in 2016, a better way to look at year-over-year might be to average Q1 and Q2 in 2016. That number was $17.2 million, which implies that we are coming into 2017 at a run rate equal to the average of the first two quarters of last year.

When we acquired the NetSeer assets, we planned for around $15 million of annual revenue, or roughly $1.25 million per month. The business has a similar seasonality trend as Inuvo. We experienced roughly $1 million dollars in revenue in both February and March from this business.

Given the seasonality of the business, we believe our expectation that these assets, fully integrated into our MarketPlace, would deliver roughly $14 million in revenue contribution appears to be on track.

I’d like to now talk more strategically about INUV.

Our mission at INUV has always centered around the technology that powers what we do and how we do it. Some call it marketing technology, others call it advertising technology, still others call it programmatic technology. INUV is all of these and more.

Our business revolves and is organized around this technology centric vision where INUV connects advertisers with consumers through interactions with INUV ad-units on websites and apps across devices. NetSeer was acquired to expand our ability to continue delivering on this vision.

At the heart of our strategy is what we will now be referring to as the INUV MarketPlace, a symphony of technology that provides the means to interact with tens of thousands of advertisers (demand) and tens of thousands of publishers (supply). Our business is focused and organized around maximizing the interaction of demand and supply within our MarketPlace.

Technological advancements made over the last two years provide the ability to interact with demand and supply constituents directly, as is the case on the demand side with clients like Toyota and MGM, and indirectly for example with clients like Yahoo. The same can be said on the supply side with direct publisher relationships like Healthline and CBS Interactive and indirect programmatic relationships through ad-networks who serve our ads into their publishers.

We now serve ads within content, videos and images, a capability that provides our sales team with a stronger value proposition to publishers and as a result we have expanded both the sales and account management teams to take advantage of the opportunities on the supply side of the MarketPlace.

The brains behind our ad targeting to consumers is a proprietary machine learning technology we call the ConceptGraphtm. This artificial intelligence allows us to precisely target audiences on behalf of advertisers. We currently touch about 90% of all US households. INUV intellectual property is now protected by a portfolio of eleven issued and eight pending patents.

We expect our MarketPlace will continue to be successful as we access increasing amounts of advertiser budgets, again both directly and indirectly.

Advertiser diversification has been an important risk management strategy for INUV and in addition to the relationships we acquired with NetSeer, we also signed an agreement with another large supplier of advertising inventory in the first quarter and renewed a long-standing relationship with another.

Today, with the relationships we have on the demand side, we have contracts in place with entities who themselves manage the budgets for more than 50% of all online spend in the United States. This aligns INUV strategically with where online budgets are being spent.

Now, unique to our vision for a 21st century ad-tech company is our own supply portfolio. For INUV, this means the collection of owned websites, like alot.com and earnspendlive.com, where we create content in health, finance, travel, careers, auto, education and living categories.

These sites have always been a component of our technology vision. A place to test ad-technology. A place to fulfill advertiser demand for high quality consumers through interactions with proprietary content in the form of images, videos, slideshows and the written word.

Inuvo’s web properties are an extension of our MarketPlace and an important part of the supply into which we delivery and fulfill advertisement. The revenue generated on these websites comes from our demand partners and nearly all is generated via our ad-technology platform.

Our stockholders should view these properties as just another source of supply that we can leverage to fulfill demand. We will continue to write and produce high quality content because we believe it's a strategic advantage, however, from a revenue perspective these sites are no different than any other website where we might show our ads.

For this reason, we will be moving to a single segment for reporting beginning this quarter and we will be providing what we believe is a better reflection to stockholders about how we are doing through disclosure of metrics that revolve around the revenue we generate per thousand pages where we had an opportunity to make money or RPM.

We may from time to time provide information for example about how much revenue was generated from supply we own versus supply we do not own. That split was 42% from the properties we own in the first quarter and we expect that number to hold steady in 2017.

From a practical perspective, what RPM tells us is the average amount of money we generate from each 1000 times a consumer interacts with a page where we show ads. Our RPM in Q1 was $5 dollars and 75 cents. The total number of pages where we had an opportunity to make money in Q1 was just shy of 3 billion. Across those page opportunities, the individual RPM’s can vary significantly. With traditional demand side increases between Q2 and Q4, we expect RPM’s will rise throughout the remainder of the year.

We’ve also made tremendous progress strategically, diversifying our demand side relationships. Where we used to have two relationships we now have many. Where revenue concentration from these two relationships was on average 97% in 2016, at the end of March, 2017 it was 69%. We expect this number will continue to drop as we add new direct and indirect advertisers.

The amount of revenue we generated from mobile sources totaled 57% in the first quarter, it was 52% on average throughout 2016. We had 93 employees both full and part time at the end of March, 21 of which were in Sunnyvale California, soon to be relocated to San Jose California.

I’d now like to turn the call over to Wally for a more detailed commentary on our financial performance.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. We reported today the results of our first quarter.

Inuvo reported revenue of $17.2 million for the quarter that ended March 31, 2017; a 8% decrease from the $18.7 million reported in the same quarter last year. EBITDA, adjusted for stock based compensation expense, a non-GAAP financial measure was a negative $663 thousand in the quarter that ended March 31, 2017; compared to $1.3 in the same quarter of the prior year.

On a GAAP basis, Inuvo reported a net loss of $1.7 million or 6-cent net loss per share in the quarter ended March 31, 2017. In the same quarter, last year, we reported a net income of $374 thousand or 2-cents per diluted share.

As mentioned, a third of the way into this year’s quarter we acquired the NetSeer operations. We acquired their assets which included technology, patents, supply and demand side relationships and 21 very talented developers, sales and support people.

In exchange, we issued 3,529,000 shares of our common stock, about a 12% dilution. We also assumed their net working capital deficit of approximately $4 million. The working capital deficit was funded from our revolving credit line, at a rate of prime and ½ percent.

For the two months we owned NetSeer in the first quarter, it provided $1.9 million of additional revenue. As anticipated, it lowered the overall gross margins since its average gross margins run in the 30 to 35 percent range. Also, as anticipated, we incurred an additional $1.6 million of operating expense in the quarter associated with the acquired properties.

Of the incurred expense, approximately $350 thousand was one-time costs. We expect to complete the integration of the NetSeer operations, in particular the data centers and computing assets by the second half of this year, at which time the acquisition is expected to be accretive.

The 8% lower revenue of this year’s quarter compared to the same quarter last year was due to:

•	An uncharacteristically high first quarter last year, and

•	Reduced marketing spend in this year’s quarter as we focused on areas of future growth.

This decrease compared to last year’s revenue was partially offset by higher revenue from our direct supply of partner publishers and from the NetSeer acquisition.

Operating expense is comprised of Marketing costs, Compensation and Selling, general & administration expense was $11 million in the first quarter of 2017 compared to $14 million in the same quarter last year.

Marketing costs are the primary costs associated with creating an audience for our owned websites. Marketing costs were $6.5 million in the first quarter of 2017, a $4.6 million decrease from the same quarter in 2016. The lower spend was management’s decision to focus available funds on building the Inuvo MarketPlace and the integration of the NetSeer acquisition.

Compensation expense increased by $671 thousand to $2.4 million in the first quarter of 2017 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost associated with the NetSeer acquisition which added 21 employees. As Rich mentioned, at March 31, 2017, we had 93 full- and part-time employees; a year earlier we had 71 full- and part-time employees.

S,G&A or Selling, general & administration expense was $2.1 million in the first quarter of 2017 compared to $1.3 million in the same quarter in the prior year. The higher expense this year is due to $912 thousand higher expense associated with the NetSeer acquisition, of which $350 thousand was one-time expense. In coming quarters, we expect S, G & A expense to decrease due to integrating the NetSeer operations.

Net interest expense was $43 thousand in the first quarter of 2017, compared to $24 thousand in the first quarter of last year the same as last year due to the higher outstanding balance on our revolver this year and to a higher prime rate this year.

Our balance sheet at March 31, 2017, had cash and cash equivalents of $3.9 million and a $3.6 million outstanding balance on our bank revolving credit line. Goodwill increased by approximately $4 million and intangible assets increased by approximately $4.3 million during the first quarter reflecting the fair market value of the benefits expected from the assets acquired from NetSeer as determined by an independent valuation assessor.

As Rich also mentioned, effective this quarter, we will be reporting as a single segment as opposed to the two segments we have reported on in the past. As the company has evolved, it has become apparent that our technology permeates every aspect of our supply chain, both third party publishers and our owned websites.

It was becoming increasingly difficult to assess whether revenue was sourced from the “Partner Network” or from the “Owned & Operated Network” since the underlying ad serving technology was being used by both Networks. Over time, the relevance of the two segments has diminished.

The acquisition of NetSeer has further blurred this distinction between segments. We now report the company’s results as we manage the business. We are a single MarketPlace powered by technology. Our owned websites will continue to be our laboratory to build ad tech and to provide supply to our demand partners.

With this quarter, we will share with our shareholders the metrics we use to manage the business. Rich discussed earlier our first quarter RPM and the number of pages where we had the opportunity to generate revenue. These metrics are the basis for the revenue we generate. In the future, as we integrate the NetSeer operations we will be able for example to report on:

1) The range of RPMs within a quarter.
2) The RPMs by vertical.
3) The vertical concentration of revenue generating pages.
4) The revenue split among content, images or video

These are the kinds of metrics we use to operate. Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

We’ve never been more excited about our company’s prospects. We’ve never had as clear a vision for who we are and what we do. We’ve never been in a better position to be a significant player within our Industry.

That industry is currently in a consolidation phase with capital availability constraints that will make it difficult for non-cash flow producing companies to prosper. I will remind you that Inuvo has been cash flow positive now on an annual basis for over 5 years.

We believe this industry shakeup means that smaller competitors who lack Inuvo like scale will be unable to make the investments necessary to win and it means the larger companies that were backed by significant capital that may be close to depleted will no longer be able to subsidize their purchase of market share.

Inuvo’s demand and supply relationships, underlying technology, optimized cost base and experienced team stand us out in this crowd. We’ve managed to grow our company and produce cash flow through a period where competitors were far better capitalized.

We feel confident about our prospects to continue doing so as our playing field levels and as competitor valuations continue to decline, we will be opportunistically on the lookout for businesses, like NetSeer, that can add value to our MarketPlace.

We expect 2017 revenue to be in the range $88 to $93 million with positive cash flow on the year. At the low end of the range, that's a 23% year-over-year growth rate.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.